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Exhibit 99.1

For immediate release:    July 24, 2002

STATEMENT FROM PETER SCHALL, SENIOR VICE PRESIDENT AND
MANAGING DIRECTOR
REGARDING KALIA TOWER AT HILTON HAWAIIAN VILLAGE

        In the normal course of cleaning, the presence of mold has been discovered in guestrooms in the Kalia Tower at the Hilton Hawaiian Village. Since our first and most important priority and responsibility is for the safety and comfort of our guests and employees, we have taken the following steps:

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  All guestrooms in the Kalia Tower have been taken out of service until the cause of the situation has been determined and a solution put in place.

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  Experts in this field have been hired and they are on property. They will be providing their evaluation as to the cause and extent and, more importantly, what steps we must take to alleviate the situation.

        We have had only one report of a minor health issue which may be related to this situation—one of our employees sustained a rash, and the employee returned to work the next day reporting that she felt fine. There have been no other reports of effects to either guests or employees. However, anyone believing they may have been affected should consult with their physician promptly. We will assist with referrals and transportation. Additionally, we are keeping in close contact and working in cooperation with the appropriate health authorities.

        Once we have all the necessary information and a recommended course of action from the people knowledgeable in this area, we will take the steps necessary to solve the situation, while at the same time ensuring the safety and comfort of our guests and employees.

        We will provide updated information from time to time as the situation evolves.

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  Exhibit 99.1